Exhibit 99.1

Windtree Announces Top-Line Results from AEROSURF® Phase 2b Clinical Trial for the

Treatment of Respiratory Distress Syndrome (RDS) in Premature Infants

-Company to Hold Conference Call Today at 4:30 p.m. EDT-

WARRINGTON, PA – June 29, 2017 – Windtree Therapeutics, Inc. (OTCQB: WINT), a biotechnology company focused on developing aerosolized KL4 surfactant therapies for respiratory diseases, today announced top line results for its AEROSURF® phase 2b clinical trial evaluating aerosolized KL4 surfactant for the treatment of respiratory distress syndrome (RDS) in premature infants, 28 to 32 week gestational age, receiving nasal continuous positive airway pressure (nCPAP) for RDS. A total of 221 patients were enrolled at 48 sites in North America, Europe and Latin America.

The AEROSURF phase 2b clinical trial was a multicenter, randomized, controlled study with masked treatment assignment in premature infants receiving nCPAP for RDS, and was designed to evaluate aerosolized KL4 surfactant administered to premature infants 28 to 32 week gestational age in two dose groups (25 and 50 minutes), with up to two potential repeat doses, compared to infants receiving nCPAP alone. The key objectives of this trial were to:

●

evaluate efficacy by assessing: (i) incidence of nCPAP failure (defined as the need for intubation), (ii) time to nCPAP failure, and (iii) physiological parameters indicating the effectiveness of lung function;

●	define the dose regimen(s) for the planned phase 3 clinical program;
●	provide an estimation of the expected efficacy margin of AEROSURF treatment;
●	evaluate performance and further the development of the aerosol delivery system (ADS); and
●	further characterize the AEROSURF safety profile

Based on the planned top-line results, data show that AEROSURF did not meet the primary endpoint of a reduction in nCPAP failure at 72 hours. The nCPAP failure rates for the 25 minute (n=71) and 50 minute (n=72) dose groups were comparable to nCPAP alone (n=71) (44 percent, 44 percent and 44 percent, respectively).

The lack of a desired top-line treatment effect was due in large part to an unexpected rate of treatment interruptions. These treatment interruptions were primarily due to specific lots of disposable cartridge filters with a higher tendency to clog and occurred in about 23% of active enrollments, predominantly in the longer 50 minute dose group.

Analysis of data of patients in the 50 minute dose group whose dose was not impacted by device-related treatment interruptions (n=45) resulted in a nCPAP failure rate of 31 percent compared to 44 percent in the control group which is a 13 percent absolute reduction or a 30 percent relative reduction in nCPAP failure compared to control. These data suggest a meaningful treatment effect in line with our targeted outcome.

For AEROSURF patients who experienced nCPAP failure requiring intubation and mechanical ventilation, the time on mechanical ventilation and supplemental oxygen, as well as the level of required oxygen support, appeared to be lower compared to control patients who experienced nCPAP failure. These parameters are important risk factors for bronchopulmonary dysplasia, a chronic lung disease of the newborn and important determinants of duration of intensive care and costs of treating RDS.

Overall, the safety and tolerability profile of the AEROSURF treated patients was generally comparable to the control group. All reported adverse events and serious adverse events were those that are common and expected among this fragile patient population. The incidence of adverse events and serious adverse events in the AEROSURF and control groups were generally comparable and there was no pattern observed of increasing adverse events or serious adverse events with increasing doses of AEROSURF. Furthermore, the safety and tolerability profile of the AEROSURF treated patients both with and without treatment interruptions was generally comparable to the control group.

“While the results did not meet the planned top-line analysis, we are very encouraged to see that, when dose is delivered as intended, the 50 minute dose exhibited a positive treatment effect with a safety profile comparable to that of nCPAP and consistent with the results we obtained in our previously completed phase 2a open-label clinical trial in similar gestational age infants,” said Steve Simonson, Chief Medical Officer.

Based on the results of this study, the Company plans to work with regulators and develop a phase 3 regulatory and clinical plan using its next generation ADS, the design of which has been demonstrated to mitigate the device-related treatment interruptions experienced in this phase 2b clinical trial.

“While analysis of data is ongoing, we believe we have achieved a number of important clinical objectives including providing evidence of a treatment effect in the higher dose and the potential to replicate desired results. We look forward to finalizing a regulatory and clinical plan to incorporate our next generation ADS, along with other learning's from this trial, as we pursue a path that will allow us to advance AEROSURF into phase 3 development,” commented Craig Fraser, Chief Executive Officer.

This clinical trial was supported, in part, by a $1.9 million Phase II award of a $2.4 million Fast Track Small Business Innovation Research (SBIR) grant from the National Heart, Lung, and Blood Institute (NHLBI) of the National Institutes of Health (NIH) under award number 4R44HL107000-02.  The content of this press release is solely the responsibility of the Company and does not necessarily represent the official views of the National Institutes of Health.

Conference Call and Webcast Details

The Company will host a conference call and webcast (including a slide presentation) today at 4:30 p.m. EDT to review and discuss the results of the AEROSURF phase 2b clinical trial.

The live webcast, including a slide presentation, can be accessed at http://windtreetx.investorroom.com/events . To participate in the live call and take part in the question and answer session, dial (844) 802-2436 (domestic) or (412) 317-5129 (international).

A replay of the conference call will be accessible one hour after completion through July 6, 2017 by dialing (877) 344-7529 (domestic) or (412) 317-0088 (international) and referencing conference number 10110052. An archive of the webcast will be available on the Company’s website at http://windtreetx.investorroom.com/events.

About Windtree Therapeutics

Windtree Therapeutics, Inc. is a clinical-stage biotechnology company focused on developing novel surfactant therapies for respiratory diseases and other potential applications. Windtree's proprietary technology platform includes a synthetic, peptide-containing surfactant (KL4 surfactant) that is structurally similar to endogenous pulmonary surfactant and novel drug-delivery technologies being developed to enable noninvasive administration of aerosolized KL4 surfactant. Windtree is focused initially on improving the management of respiratory distress syndrome (RDS) in premature infants and believes that its proprietary technology may make it possible, over time, to develop a pipeline of KL4 surfactant product candidates to address a variety of respiratory diseases for which there are few or no approved therapies.

For more information, please visit the Company's website at www.windtreetx.com.

Forward-Looking Statements

To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Examples of such risks and uncertainties include: the risk that, as a development company, with limited resources and no operating revenues, the Company’s ability to continue as a going concern in the near term is highly dependent upon whether the results of the AEROSURF phase 2b clinical trial are sufficient to support a strategic or financing transaction and potential pathway for phase 3 development; risks that Windtree will be unable to secure significant additional capital as and when needed, or to access debt or equity financings when needed, if at all; risks related to the transfer of the Company’s common stock to the OTCQB® market; risks related to Windtree's AEROSURF development program and other aerosolized KL4 surfactant development programs in the future, which may involve time-consuming and expensive preclinical and clinical trials and which may be subject to potentially significant delays or regulatory holds, or fail; risks related to the development of aerosol delivery systems (ADS) and related components; risks related to technology transfers to contract manufacturers and problems or delays encountered by Windtree, contract manufacturers or suppliers in manufacturing drug products, drug substances, ADS on a timely basis and in sufficient amounts; risks relating to rigorous regulatory requirements, including those of (i) the FDA or other regulatory authorities that may require significant additional activities, or may not accept or may withhold or delay consideration of applications, or may not approve or may limit approval of Windtree's products and (ii) changes in the national or international political and regulatory environment, which may make it more difficult to gain regulatory approvals; and other risks and uncertainties described in Windtree's filings with the Securities and Exchange Commission including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto.

Contact Information:

John Tattory

Senior Vice President and Chief Financial Officer

215.488.9418 or jtattory@windtreetx.com